Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

August 15, 2024

VIA ELECTRONIC MAIL

Syra Health Corp.

1119 Keystone Way N. #201

Carmel, IN 46032

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Syra Health Corp., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration, Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to a public offering of (i) up to $15,000,000 maximum aggregate amount of securities of the Company comprised of (A) shares (the “Offering Shares”) of Class A common stock of the Company, par value $0.001 per share (the “Class A Common Stock”), (B) pre-funded warrants in lieu of Offering Shares (the “Pre-Funded Warrants”) to purchase shares (the “Pre-Funded Warrant Shares”) of Class A Common Stock, (C) Series A warrants (the “Series A Warrants”) to purchase shares of Class A Common Stock (the “Series A Warrant Shares”) and (D) Series B warrants (the “Series B Warrants” and together with the Pre-Funded Warrants and the Series A Warrants, the “Offering Warrants”) to purchase shares of Class A Common Stock (the “Series B Warrant Shares”), and (ii) warrants (the “Placement Agent Warrants” and, together with the Offering Warrants, the “Warrants”) with a value of up to $312,500 to be issued by the Company to the placement agent to purchase shares of Class A Common Stock (the “Placement Agent Warrant Shares” and, together with the Pre-Funded Warrant Shares, the Series A Warrant Shares and the Series B Warrant Shares, the “Warrant Shares”). The Shares and the Offering Warrants will be sold by the Company pursuant to a securities purchase agreement to be entered into by and between the Company and the purchasers to be named therein (the “Purchase Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement. The Offering Shares, the Warrants and the Warrant Shares offered pursuant to the Registration Statement are collectively referred to herein as the “Securities.”

In connection with this opinion, we have reviewed and relied upon the following:

●	the Registration Statement and the related prospectus included therein;
●	the form of Purchase Agreement;
●	the form of Series A Warrant;
●	the form of Series B Warrant;
●	the form of Pre-Funded Warrant;
●	the form of the Placement Agent Warrant;
●	the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect on the date hereof;
●	the Amended and Restated Bylaws of the Company in effect on the date hereof;
●	the resolutions of the Board of Directors of the Company authorizing the execution and delivery of the Purchase Agreement, the issuance and sale of the Securities, the preparation and filing of the Registration Statement, and other actions with regard thereto; and
●	such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.	Following (i) execution and delivery by the Company of the Purchase Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Offering Shares pursuant to the terms of the Purchase Agreement, and (iv) receipt by the Company of the consideration for the Offering Shares specified in the resolutions, the Offering Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and the laws of the State of New York and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.	The Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and the laws of the State of New York and, when the Warrant Shares are delivered to and paid for in accordance with the terms of the Warrants when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued, fully paid and non-assessable.

We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

We express no opinion as to matters governed by any laws other than the DGCL and the laws of the State of New York. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities, or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

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